Exhibit 1.5

Pivotal 5.1 Recognized as Top CRM Software Package by Leading Analyst Firm

ISM honors Pivotal with major industry award for the ninth consecutive year

FOR IMMEDIATE RELEASE

Vancouver, BC – March 22, 2005 – Pivotal Corporation, a CDC Software company, and a leading CRM solution provider for mid-sized enterprises, today announced that the Pivotal 5.1 CRM software suite has been named by ISM Inc. as one of the ‘Top 15’ CRM software packages for 2005. The ‘Top 15’ selections are featured in ISM’s 13th edition of The Guide to CRM Automation (www.ismguide.com).

Pivotal 5.1 was selected from dozens of CRM software packages, which were tested by the ISM Software Lab at its Bethesda, Md.-based headquarters. Each package was rated according to 211 selection criteria, including 109 business functions, 49 technical features, and 17 user support features. A key element of ISM’s evaluation incorporates the responses of first-hand users – who are asked to describe aspects of their deployment including systems integration efforts and the final costs of the system.

“With the release of Pivotal 5.1, Pivotal continues to leverage more than ten years of CRM experience in the mid-enterprise market,” said Barton Goldenberg, president, ISM. “ISM congratulates Pivotal for its technological leadership and dedication to helping mid-sized companies implement successful CRM strategies.”

According to Divesh Sisodraker, president and CEO, Pivotal, “Pivotal is very proud to be honored with this benchmark award for nine consecutive years. Pivotal 5.1 is built on a highly flexible, Web-based architecture, with a rich set of CRM capabilities, including advanced email management, extensive integration to Microsoft Office 2003, best-in-class mobile functionality and support for multi-language, global marketing campaigns. This award further validates our commitment to ongoing product innovation and customer success.”

About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation [NASDAQ: CHINA], is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises – a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,700 companies around the world have licensed Pivotal including: Farm Credit Services of America, Premera Blue Cross, Qiagen, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the use of Pivotal CRM to produce increases in revenues, margins and customer loyalty. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the risks involved in developing software solutions and integrating them with third-party software and services. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.